EXHIBIT 99.3

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the shares of beneficial interest, no par value $0.001 per share, of AmeriVest Properties, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Dated: December 22, 2000


SHERIDAN REALTY PARTNERS, L.P.



By: /S/ DEBORAH J. FRIEDMAN
   -----------------------------------
   Name:    Deborah J. Friedman
   Title:   Attorney-in-Fact


SHERIDAN REALTY CORP.



By: /S/ DEBORAH J. FRIEDMAN
   -----------------------------------
   Name:    Deborah J. Friedman
   Title:   Attorney-in-Fact